Contact: Stephen Purtell Senior Vice President Investor Relations, Treasury and Strategy +1-972-595-5180 investors@sftp.com

Six Flags Announces Third Quarter 2021 Performance

ARLINGTON, Texas — October 27, 2021 — Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company and the largest operator of waterparks in North America, today reported attendance of 12 million guests and revenue of $638 million for third quarter 2021. Results for third quarter 2021 are not directly comparable to the same prior-year period due to the company’s COVID-19 related suspension of operations and operating restrictions that began in mid-March 2020. The company believes it is most relevant to compare its results in the third quarter of 2021 to the third quarter of 2019.

In the third quarter (July 5, 2021, through October 3, 2021), attendance at the company’s parks was approximately 92% compared to the comparable fiscal period in 2019, which was July 8, 2019, through October 6, 2019. Attendance by pre-booked groups, inclusive of school groups who typically book in advance, has been significantly diminished due to the pandemic. Excluding pre-booked groups, attendance at the company’s parks in third quarter 2021 was approximately 95% compared to the same period in 2019. As of October 18, all capacity constraints were lifted on the company’s two Mexico properties. Of the company’s 27 properties, only the company’s theme park in Montreal continues to have capacity constraints.

“We are encouraged by the strong demand we are seeing at all our parks and by our early progress transforming our business, as shown by accelerating attendance trends, higher per capita spending, and a growing Active Pass Base,” said Mike Spanos, President and CEO. “Through a difficult operating environment, we have remained focused on our ultimate goal: to delight our guests with thrilling experiences that only Six Flags can offer.”

Third Quarter 2021 Highlights

●	Attendance was 12 million guests, inclusive of a negative calendar shift of 437 thousand guests due to a change in the company’s fiscal reporting calendar, a decrease of 2 million compared to third quarter 2019.
●	Total Revenue was $638 million, an increase of $17 million compared to third quarter 2019.
●	Net Income was $157 million, a decrease of $23 million compared to third quarter 2019.
●	Adjusted EBITDA[1] was $279 million, including $11 million of litigation reserve increases, a decrease of $28 million compared to third quarter 2019.
●	Net cash flow for third quarter 2021 was $137 million.

First Nine Months 2021 Highlights

●	Attendance was 22 million guests, a decrease of 5 million guests compared to the first nine months of 2019.
●	Total Revenue was $1,180 million, a decrease of $46 million compared to the first nine months of 2019.
●	Net Income was $132 million, a decrease of $58 million compared to the first nine months of 2019.
●	Adjusted EBITDA was $404 million, a decrease of $52 million compared to the first nine months of 2019.

●	Net cash flow for the first nine months of 2021 was $232 million.

Third Quarter 2021 Results

(In millions, except per share and per capita amounts)	Three Months Ended
	October 3, 2021	September 30, 2020	September 30, 2019	% Change vs. 2020	% Change vs. 2019
Total revenues	$638	$126	$621	N/M	3%
Net income (loss) attributable to Six Flags Entertainment Corporation	$157	$(116)	$180	N/M	(13)%
Net income (loss) per share, diluted	$1.80	$(1.37)	$2.11	N/M	(15)%
Adjusted EBITDA	$279	$(54)	$307	N/M	(9)%
Attendance	12.0	2.6	14.0	N/M	(14)%
Total guest spending per capita	$52.02	$46.82	$42.44	11%	23%
Admissions spending per capita	$28.70	$27.92	$25.17	3%	14%
In-park spending per capita	$23.32	$18.90	$17.27	23%	35%
Pro-forma allocation of admissions spending to in-park spending
Total guest spending per capita	$52.02	$46.82	$42.44	11%	23%
Admissions spending per capita	$28.70	$25.89	$23.95	11%	20%
In-park spending per capita	$23.32	$20.93	$18.49	11%	26%

In third quarter 2021, the company generated $638 million of revenue with attendance of 12 million guests, net income of $157 million, and Adjusted EBITDA of $279 million. The company changed its fiscal reporting periods beginning in first quarter 2021. The change resulted in four fewer calendar days in July for third quarter 2021 than were included in the third quarter for both 2020 and 2019, including most of the July 4th holiday weekend. This was offset by three additional days in the month of October that were included in third quarter 2021 results. The net impact was a reduction of 437 thousand of attendance and approximately $24 million of revenue in third quarter 2021.2

Net income and Adjusted EBITDA include an increase in litigation reserves of approximately $11 million. The total amount recorded primarily reflects management’s increased estimate of the probable outcome of the settlement of a legacy class action lawsuit. The Adjusted EBITDA calculation reflects an add-back adjustment of approximately $1 million of non-recurring costs related to the transformation plan, including a de minimis amount for employee termination costs and less than $1 million of technology costs.

Certain of the company’s memberships include bundled products and offerings. Since the beginning of the membership program, a portion of the membership revenue has been allocated from “Park admissions” revenue to “Park food, merchandise and other revenue.” Beginning in October 2020, the company prospectively began allocating an incremental portion of membership revenue from “Park admissions” revenue to “Park food, merchandise and other revenue.” This resulted in a reduction in reported admissions spending per capita and an increase in in-park spending per capita, but the allocation of revenue between “Park Admissions” revenue and “Park food, merchandise and other” revenue has no impact on “Total revenues” or “Total guest spending per capita.”

Results of third quarter 2021 compared to third quarter 2019

The $17 million increase in revenue was driven by higher guest spending per capita revenue, offset by lower attendance and a $14 million reduction in sponsorship, international agreements and accommodations revenue, primarily related to the termination of the company’s agreements in China and Dubai in 2020 and 2019, respectively, and a reduction in sponsorship revenue and accommodations operations due to the pandemic. The decrease in attendance was due to the temporary pandemic-related limitations on park operations, a reduction in pre-booked groups due to the pandemic, and the change in the company’s fiscal reporting calendar.

Total guest spending per capita in third quarter 2021 increased 23% compared to third quarter 2019. Applying the pro forma allocation from admissions spending to in-park spending in 2019, admissions spending per capita increased 20% and in-park spending per capita increased 26%. The increase in admissions spending per capita was driven by the company’s revenue management initiatives and the impact of most 2021 season passes being sold later in the season than in 2019, resulting in season pass revenue being recognized over fewer visits, which increases admissions spending per capita. The increase in in-park spending per capita was due to early progress on several of the company’s transformation initiatives and strong consumer spending trends.

The decrease in net income was driven by higher interest expense and higher operating costs. The increase in operating costs was driven by higher wage rates and incentive costs to attract and retain team members, increased litigation reserves, increased security in the company’s parks, the timing of repair and maintenance costs due to the company’s cautious approach to spending earlier in the year, and investments in the guest experience. The cost increases were offset by cost savings measures driven by the company’s transformation plan, lower advertising costs, and the change in the company’s fiscal reporting calendar.

First Nine Months 2021 Results

(In millions, except per share and per capita amounts)	Nine Months Ended
	October 3, 2021	September 30, 2020	September 30, 2019	% Change vs. 2020	% Change vs. 2019
Total revenues	$1,180	$248	$1,227	N/M	(4)%
Net income (loss) attributable to Six Flags Entertainment Corporation	$132	$(338)	$190	N/M	(31)%
Net income (loss) per share, diluted	$1.51	$(3.98)	$2.24	N/M	(32)%
Adjusted EBITDA	$404	$(192)	$455	N/M	(11)%
Attendance	21.9	4.6	26.7	N/M	(18)%
Total guest spending per capita	$52.24	$49.13	$42.86	6%	22%
Admissions spending per capita	$28.95	$31.05	$25.15	(7)%	15%
In-park spending per capita	$23.29	$18.08	$17.71	29%	31%
Pro-forma allocation of admissions spending to in-park spending
Total guest spending per capita	$52.24	$49.13	$42.86	6%	22%
Admissions spending per capita	$28.95	$28.48	$23.97	2%	21%
In-park spending per capita	$23.29	$20.65	$18.89	13%	23%

In the first nine months of 2021, the company generated $1,180 million of revenue with attendance of 22 million guests, net income of $132 million, and Adjusted EBITDA of $404 million. The company changed its fiscal reporting periods beginning in first quarter 2021. The change resulted in three additional calendar days in the first nine months of 2021 versus both 2020 and 2019, and shifted 470 thousand in attendance and $25 million or revenue from the fourth quarter to the first nine months of 2021.3

Net income and Adjusted EBITDA include an increase in litigation reserves of approximately $11 million. The total amount recorded primarily reflects management’s increased estimate of the probable outcome of the settlement of a legacy class action lawsuit. The Adjusted EBITDA calculation reflects an add-back adjustment of approximately $12 million of non-recurring costs related to the transformation plan, including $1 million of employee termination costs, $4 million of technology costs, and $7 million of consulting costs. In addition, the company received a settlement payment of $11.3 million related to the termination of its agreements in China, which was recorded in second quarter 2021. Of this amount, $6.7 million was allocated to revenue from international agreements and $4.6 million was a credit to expense.

Results of First Nine Months 2021 compared to First Nine Months 2019

The $46 million decrease in revenue was due to a $48 million reduction in sponsorship, international agreements and accommodations revenue,

primarily related to the termination of the company’s agreements in China and Dubai in 2020 and 2019, respectively; and a reduction in sponsorship revenue and accommodations revenue due to the pandemic. This decrease was offset by higher revenue from “Park admissions” and “Park food, merchandise and other.” Lower attendance, net of the attendance increase related to the fiscal reporting calendar change, was offset by higher guest spending per capita. The decrease in attendance was due to the temporary pandemic-related limitations and capacity restrictions on park operations at several of the company’s parks in 2021, and a reduction in pre-booked groups due to the pandemic.

Total guest spending per capita in the first nine months of 2021 increased 22% compared to the first nine months of 2019. Applying the pro forma allocation from admissions spending to in-park spending in 2019, admissions spending per capita increased 21% and in-park spending per capita increased 23%. The increase in admissions spending per capita was driven by the company’s revenue management initiatives and the impact of most 2021 season passes being sold later in the season than in 2019, resulting in season pass revenue being recognized over fewer visits, which increases admissions spending per capita. The increase in in-park spending per capita was due to early progress on several of the company’s transformation initiatives and strong consumer spending trends.

The decrease in net income was driven by higher interest expense and lower revenue. The company partially offset the decrease in revenue with lower costs of sales as a percentage of revenue. Operating costs in the first nine months of 2021 were flat compared to the first nine months of 2019, excluding the increase in litigation reserves of approximately $11 million. Reductions in operating costs due to cost savings measures were driven by the company’s transformation plan, lower advertising costs, the benefit from the proceeds received in connection with one of its terminated agreements in China, and lower salaries, wages, and benefits due to the fact that several of the company’s parks that were operating in first quarter 2019 were not operating in first quarter 2021. The decreases were offset by higher wage rates and incentive costs to attract and retain team members, increased security in the company’s parks, investments to improve the guest experience, and the change in the company’s fiscal reporting calendar.

Active Pass Base

As a result of the company’s retention and sales efforts, the Active Pass Base as of the end of third quarter 2021 increased 102% compared to third quarter 2020, and increased 3% compared to third quarter 2019. The Active Pass Base of 7.6 million included 2.2 million members as of the end of third quarter 2021, compared to approximately 1.9 million at the end of third quarter 2020 and 2.9 million members at end of third quarter 2019. The Active Pass Base also included 5.4 million traditional season pass holders compared to 1.9 million season pass holders at the end of third quarter 2020 and 4.5 million season pass holders at the end of third quarter 2019.

Deferred revenue was $224 million as of October 3, 2021, an increase of $26 million, or 13%, from September 30, 2020, and an increase of $26 million, or 13%, from September 30, 2019. The increase in deferred revenue was primarily due to the deferral of revenue from members whose benefits were extended.

Balance Sheet and Liquidity

As of October 3, 2021, the company had cash on hand of $390 million and $461 million available under its revolving credit facility, net of $20 million of letters of credit, or total liquidity of $851 million. This compares to $714 million of liquidity as of July 4, 2021. The company’s net cash flow was $137 million for third quarter 2021.

For first nine months of 2021, the company invested $62 million in new capital projects. Net debt as of October 3, 2021, calculated as total reported debt of $2,628 million less cash and cash equivalents of $390 million, was $2,238 million.

On August 26, 2020, the company amended its credit facility to, among other benefits, suspend testing of its senior secured leverage ratio financial maintenance covenant through December 31, 2021. The company’s lenders also approved modified testing of its senior secured leverage ratio financial maintenance covenant through December 31, 2022. Through the duration of the amendment period ending December 31, 2022, the company agreed to suspend paying dividends and repurchasing its common stock, and to maintain minimum liquidity of $150 million.

Transformation Plan Update

The company commenced a transformation plan in March 2020 to reinvigorate long-term profit growth, which includes both revenue and cost initiatives. The company is focused on modernizing the guest experience through technology, continuously improving operational efficiency, and driving financial excellence.

Executing the transformation will require one-time charges of approximately $70 million, of which $60 million will be cash and $10 million will be non-cash write-offs of ride assets. Approximately $46 million has been incurred through third quarter 2021, including all of the non-cash write-offs of ride assets. The company expects the remaining charges to be incurred in 2021 and 2022. The majority of the remaining investments will be made on the company’s information technology infrastructure, mainly directed towards modernizing the guest experience.

(Amounts in thousands)	Three Months Ended		Nine Months Ended
	October 3, 2021	September 30, 2020	October 3, 2021	September 30, 2020
Amounts included in “Other expense, net”
Consultant costs	$ —	$ 12,145	$ 6,854	$ 18,300
Technology modernization costs	546	—	3,616	—
Employee termination costs	182	1,555	1,290	1,555
Amounts included in “Loss on disposal of assets”
Ride / asset write-offs	—	9,351	—	9,351
Total transformation costs	$ 728	$ 23,051	$ 11,760	$ 29,206

The company expects its transformation plan to generate an incremental $80 to $110 million in annual run-rate Adjusted EBITDA. The company expects to realize $30 to $35 million of fixed cost benefits in 2021, independent of attendance levels, and has already realized more than $23 million through the first nine months of the year. Based on year-to-date results, the company expects to achieve the high end of the range through incremental revenue opportunities and lower costs once the plan is fully implemented and attendance returns to 2019 levels; however, it expects to achieve a higher proportion of benefits from its revenue initiatives.

Relative to the mid-point of the company’s pre-pandemic guidance range of $450 million, this expectation implies Adjusted EBITDA of $560 million once the plan is fully implemented and attendance returns to 2019 levels.4

Change in Reporting Calendar

The company changed its fiscal reporting periods, such that each fiscal quarter (beginning with the fiscal quarter commencing January 1, 2021) consists of thirteen consecutive weeks ending on a Sunday5 and each fiscal year (beginning with the fiscal year commencing January 1, 2021) consists of 52 weeks or 53 weeks, as applicable, and ends on the Sunday closest to December 31. The company made the change to align the company’s fiscal reporting calendar with how the company operates its business and to improve comparability across periods. A summary of the comparable reporting periods is set forth below.

	Q1	Q2	Q3	Q4
2019	January 1- March 31	April 1 – June 30	July 1 – September 30	October 1 – December 31, 2019
2020	January 1- March 31	April 1 – June 30	July 1 – September 30	October 1 – December 31, 2020
2021	January 1 – April 4	April 5 – July 4	July 5 – October 3	October 4 – January 2, 2022

Conference Call

At 7:00 a.m. Central Time today, October 27, 2021, the company will host a conference call to discuss its third quarter financial performance. The call is accessible through either the Six Flags Investor Relations website at investors.sixflags.com or by dialing 1-855-889-1976 in the United States or +1-937-641-0558 outside the United States and requesting the Six Flags earnings call. A replay of the call will be available through November 3, 2021 by dialing 1-855-859-2056 or +1-404-537-3406 and requesting conference ID 7187724.

About Six Flags Entertainment Corporation

Six Flags Entertainment Corporation is the world’s largest regional theme park company with 27 parks across the United States, Mexico and Canada. For 60 years, Six Flags has entertained hundreds of millions of guests with world-class coasters, themed rides, thrilling waterparks and unique attractions. Six Flags is committed to creating an inclusive environment that fully embraces the diversity of our team members and guests. For more information, visit www.sixflags.com

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding (i) the effect, impact, potential duration or other implications of the COVID-19 pandemic or virus variants, and any expectations we may have with respect thereto including the continuing efficacy of the COVID-19 vaccines, (ii) our ability to continue to safely and profitably operate our parks in accordance with local health and government guidelines in light of the ongoing pandemic, (iii) the adequacy of our cash flows from operations, available cash and available amounts under our credit facilities to meet our liquidity needs, including in the event of a prolonged closure of one or more of our parks, (iv) expectations regarding future actions and initiatives to increase profitability, including expectations regarding the anticipated focus, timing, costs, benefits and results of our transformation plan, as well as our incremental annual run-rate Adjusted EBITDA and anticipated earnings baseline resulting from the plan, (v) our ability to significantly improve our financial performance and the guest experience, (vi) expectations regarding consumer demand for regional, outdoor, out-of-home entertainment, including for our parks, and (vii) expectations regarding our annual income tax liability and the availability and effect of net operating loss carryforwards and other tax benefits. Forward-looking statements include all statements that are not historical facts and often use words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects," "may," "should," "could" and variations of such words or similar expressions. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, factors impacting attendance, such as local conditions, natural disasters, contagious diseases, including COVID-19, or the perceived threat of contagious diseases, events, disturbances and terrorist activities; regulations and guidance of federal, state and local governments and health officials regarding the response to COVID-19, including with respect to business operations, safety protocols and public gatherings; political or military events; recall of food, toys and other retail products sold at our parks; accidents or incidents involving the safety of guests and employees, or contagious disease outbreaks occurring at our parks or other parks in the industry and adverse publicity concerning our parks or other parks in the industry; availability of commercially reasonable insurance policies at reasonable rates; inability to achieve desired improvements and our financial performance targets; adverse weather conditions such as excess heat or cold, rain and storms; general financial and credit market conditions, including our ability to access credit or raise capital; economic conditions (including customer spending patterns); changes in public and consumer tastes; construction delays in capital improvements or ride downtime; competition with other theme parks, waterparks and entertainment alternatives; dependence on a seasonal workforce; unionization activities and labor disputes; laws and regulations affecting labor and employee benefit costs, including increases in state and federally mandated minimum wages, and healthcare reform; environmental laws and regulations; laws and regulations affecting corporate taxation; pending, threatened or future legal proceedings and the significant expenses associated with litigation; cybersecurity risks; and other factors could cause actual results to differ materially from the company’s expectations, including the risk factors or uncertainties listed from time to time in the company’s filings with the Securities and Exchange Commission (the “SEC”). Although we believe that the expectations reflected in such forward-looking statements are reasonable, we make no assurance that such expectations will be realized and actual results could vary materially. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in our Annual and Quarterly Reports on Forms 10-K and 10-Q, and our other filings and submissions with the SEC, each of which are available free of charge on the company’s investor relations website at investors.sixflags.com and on the SEC’s website at www.sec.gov.

Footnotes

(1)	See the following financial statements and Note 4 to those financial statements for a discussion of Adjusted EBITDA (a non-GAAP financial measure) and its reconciliation to net income (loss).
(2)	Assumes average total guest spending per capita in third quarter 2021 for the period October 1 through October 3, 2021, and $49MM of revenue for the period July 1 through July 4, 2021.
(3)	Assumes average total guest spending per capita in third quarter 2021 for the period October 1 through October 3, 2021.
(4)	Information reconciling forward-looking Adjusted EBITDA to net income (loss) is unavailable to the company without unreasonable effort. The company is not able to provide reconciliations of Adjusted EBITDA to net income (loss) because certain items required for such reconciliations are outside of the company’s control and/or cannot be reasonably predicted, such as depreciation, amortization and the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to the company without unreasonable effort. The company provides a range for its Adjusted EBITDA outlook that it believes will be achieved; however, it cannot accurately predict all the components of the Adjusted EBITDA calculation.
(5)	When a fiscal year contains 53 weeks, approximately every 5 to 6 years, the fourth quarter of that fiscal year will contain 14 weeks.

Statement of Operations Data (1)

	Three Months Ended			Nine Months Ended
(Amounts in thousands, except per share data)	October 3, 2021	September 30, 2020	September 30, 2019	October 3, 2021	September 30, 2020	September 30, 2019
Park admissions	$345,217	$72,920	$352,664	$634,716	$143,688	$671,252
Park food, merchandise and other	280,499	49,342	242,059	510,620	83,671	472,692
Sponsorship, international agreements and accommodations	12,568	4,065	26,457	34,759	20,614	82,639
Total revenues	638,284	126,327	621,180	1,180,095	247,973	1,226,583
Operating expenses (excluding depreciation and amortization shown separately below)	228,119	113,833	189,820	504,530	282,378	482,690
Selling, general and administrative expenses (excluding depreciation, amortization, and stock-based compensation shown separately below)	56,480	33,661	51,241	133,173	96,371	143,630
Costs of products sold	54,100	12,980	53,508	100,509	22,954	107,296
Other net periodic pension benefit	(76)	(995)	(1,038)	(3,409)	(2,985)	(3,148)
Depreciation	28,047	28,780	30,084	84,921	87,875	87,228
Amortization	6	5	601	17	1,008	1,805
Stock-based compensation	7,876	7,907	3,903	17,514	18,207	11,347
Loss on disposal of assets	624	10,065	2,659	1,863	10,458	3,105
Interest expense, net	38,095	38,392	28,336	114,563	116,596	86,256
Loss on debt extinguishment	—	—	—	—	6,106	6,231
Other expense (income), net	346	13,470	231	8,796	19,282	(1,474)
Income (loss) before income taxes	224,667	(131,771)	261,835	217,618	(410,277)	301,617
Income tax expense (benefit)	46,543	(36,243)	61,626	43,930	(113,953)	70,644
Net income (loss)	178,124	(95,528)	200,209	173,688	(296,324)	230,973
Less: Net income attributable to noncontrolling interests	(20,883)	(20,644)	(20,376)	(41,766)	(41,288)	(40,753)
Net income (loss) attributable to Six Flags Entertainment Corporation	$157,241	$(116,172)	$179,833	$131,922	$(337,612)	$190,220

Weighted-average common shares outstanding:
Basic:	85,919	84,829	84,413	85,596	84,730	84,276
Diluted:	87,259	84,829	85,045	87,078	84,730	84,938

Net income (loss) per average common share outstanding:
Basic:	$1.83	$(1.37)	$2.13	$1.54	$(3.98)	$2.26
Diluted:	$1.80	$(1.37)	$2.11	$1.51	$(3.98)	$2.24

Statement of Operations Data (1)

	Twelve Months Ended
(Amounts in thousands, except per share data)	October 3, 2021	September 30, 2020	September 30, 2019
Park admissions	$693,674	$288,218	$823,547
Park food, merchandise and other	553,255	185,419	574,966
Sponsorship, international agreements and accommodations	41,768	35,336	97,573
Total revenues	1,288,697	508,973	1,496,086
Operating expenses (excluding depreciation and amortization shown separately below)	611,878	407,479	602,246
Selling, general and administrative expenses (excluding depreciation, amortization, and stock-based compensation shown separately below)	164,567	138,661	177,747
Costs of products sold	111,674	45,962	129,035
Other net periodic pension benefit	(5,614)	(4,023)	(4,473)
Depreciation	116,205	116,472	116,139
Amortization	23	1,608	2,417
Stock-based compensation	18,837	20,134	(66,109)
(Gain) loss on disposal of assets	(906)	9,515	2,433
Interest expense, net	152,690	143,642	113,149
Loss on debt extinguishment	—	6,359	6,231
Other expense (income), net	14,507	23,298	(125)
Income (loss) before income taxes	104,836	(400,134)	417,396
Income tax expense (benefit)	16,916	(92,655)	107,001
Net income (loss)	87,920	(307,479)	310,395
Less: Net income attributable to noncontrolling interests	(41,766)	(41,288)	(40,753)
Net income (loss) attributable to Six Flags Entertainment Corporation	$46,154	$(348,767)	$269,642

Weighted-average common shares outstanding:
Basic:	85,453	84,687	84,242
Diluted:	86,835	84,687	84,959

Net income (loss) per average common share outstanding:
Basic:	$0.54	$(4.12)	$3.20
Diluted:	$0.53	$(4.12)	$3.17

Balance Sheet Data

	As of
(Amounts in thousands)	October 3, 2021	December 31, 2020	September 30, 2020
Cash and cash equivalents	$389,857	$157,760	$213,907
Total assets	3,054,934	2,772,691	2,864,972

Deferred revenue	224,083	205,125	198,563
Long-term debt	2,627,803	2,622,641	2,620,920

Redeemable noncontrolling interests	542,950	523,376	544,020

Total stockholders' deficit	(995,045)	(1,158,547)	(1,076,705)

Shares outstanding	85,982	85,076	84,951

Definition and Reconciliation of Non-GAAP Financial Measures

We prepare our financial statements in accordance with United States generally accepted accounting principles ("GAAP"). In our press release, we make reference to non-GAAP financial measures including Modified EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow. The definition for each of these non-GAAP financial measures is set forth below in the notes to the reconciliation tables. We believe that these non-GAAP financial measures provide important and useful information for investors to facilitate a comparison of our operating performance on a consistent basis from period to period and make it easier to compare our results with those of other companies in our industry. We use these measures for internal planning and forecasting purposes, to evaluate ongoing operations and our performance generally, and in our annual and long-term incentive plans. By providing these measures, we provide our investors with the ability to review our performance in the same manner as our management.

However, because these non-GAAP financial measures are not determined in accordance with GAAP, they are susceptible to varying calculations, and not all companies calculate these measures in the same manner. As a result, these non-GAAP financial measures as presented may not be directly comparable to a similarly titled non-GAAP financial measure presented by another company. These non-GAAP financial measures are presented as supplemental information and not as alternatives to any GAAP financial measures. When reviewing a non-GAAP financial measure, we encourage our investors to fully review and consider the related reconciliation as detailed below.

The following tables set forth a reconciliation of net income (loss) to Adjusted EBITDA for the three month periods, nine month periods and twelve month periods ended October 3, 2021, September 30, 2020 and September 30, 2019:

	Three Months Ended			Nine Months Ended
(Amounts in thousands, except per share data)	October 3, 2021	September 30, 2020	September 30, 2019	October 3, 2021	September 30, 2020	September 30, 2019
Net income (loss)	$178,124	$(95,528)	$200,209	$173,688	$(296,324)	$230,973
Income tax expense (benefit)	46,543	(36,243)	61,626	43,930	(113,953)	70,644
Other expense, net (2)	346	13,470	231	8,796	19,282	(1,474)
Loss on debt extinguishment	—	—	—	—	6,106	6,231
Interest expense, net	38,095	38,392	28,336	114,563	116,596	86,256
Loss on disposal of assets	624	10,065	2,659	1,863	10,458	3,105
Amortization	6	5	601	17	1,008	1,805
Depreciation	28,047	28,780	30,084	84,921	87,875	87,228
Stock-based compensation	7,876	7,907	3,903	17,514	18,207	11,347
Modified EBITDA (4)	299,661	(33,152)	327,649	445,292	(150,745)	496,115
Third party interest in EBITDA of certain operations (5)	(20,883)	(20,644)	(20,376)	(41,766)	(41,288)	(40,753)
Adjusted EBITDA (4)	$278,778	$(53,796)	$307,273	$403,526	$(192,033)	$455,362

Weighted-average common shares outstanding	85,919	84,829	84,413	85,596	84,730	84,276

	Twelve Months Ended
(Amounts in thousands, except per share data)	October 3, 2021	September 30, 2020	September 30, 2019
Net income (loss)	$87,920	$(307,479)	$310,395
Income tax expense (benefit)	16,916	(92,655)	107,001
Other expense (income), net (2)	14,507	23,298	(125)
Loss on debt extinguishment	—	6,359	6,231
Interest expense, net	152,690	143,642	113,149
(Gain) loss on disposal of assets	(906)	9,515	2,433
Amortization	23	1,608	2,417
Depreciation	116,205	116,472	116,139
Stock-based compensation	18,837	20,134	(66,109)
Impact of Fresh Start valuation adjustments (3)	—	—	6
Modified EBITDA (4)	406,192	(79,106)	591,537
Third party interest in EBITDA of certain operations (5)	(41,766)	(41,288)	(40,753)
Adjusted EBITDA (4)	$364,426	$(120,394)	$550,784

Weighted-average common shares outstanding	85,453	84,687	84,242

The following tables set forth a reconciliation of net cash provided by (used in) operating activities to Adjusted Free Cash Flow for the three month periods, nine month periods and twelve month periods ended October 3, 2021, September 30, 2020 and September 30, 2019:

	Three Months Ended			Nine Months Ended
(Amounts in thousands, except per share data)	October 3, 2021	September 30, 2020	September 30, 2019	October 3, 2021	September 30, 2020	September 30, 2019
Net cash provided by (used in) operating activities	$176,606	$(43,261)	$214,668	$305,939	$(153,964)	$340,865
Changes in working capital	87,395	(38,955)	74,481	23,800	(127,396)	54,412
Interest expense, net	38,095	38,392	28,336	114,563	116,596	86,256
Income tax expense (benefit)	46,543	(36,243)	61,626	43,930	(113,953)	70,644
Amortization of debt issuance costs	(1,977)	(2,091)	(831)	(5,933)	(4,558)	(2,703)
Other expense (income), net (2)	1,135	14,254	(1,034)	11,269	19,432	(1,418)
Interest accretion on notes payable	(277)	(276)	(324)	(831)	(881)	(988)
Changes in deferred income taxes	(47,859)	35,028	(49,273)	(47,445)	113,979	(50,953)
Third party interest in EBITDA of certain operations (5)	(20,883)	(20,644)	(20,376)	(41,766)	(41,288)	(40,753)
Capital expenditures, net of property insurance recovery	(19,565)	(17,337)	(26,900)	(61,815)	(90,446)	(122,025)
Cash paid for interest, net	(26,897)	(26,772)	(32,711)	(134,687)	(78,704)	(92,444)
Cash taxes (6)	(219)	(2,270)	(7,546)	(783)	(4,596)	(24,953)
Adjusted Free Cash Flow (7)	$232,097	$(100,175)	$240,116	$206,241	$(365,779)	$215,940

Weighted-average common shares outstanding - basic:	85,919	84,829	84,413	85,596	84,730	84,276

	Twelve Months Ended
(Amounts in thousands, except per share data)	October 3, 2021	September 30, 2020	September 30, 2019
Net cash provided by (used in) operating activities	$269,023	$(84,256)	$411,986
Changes in working capital	(24,742)	(153,069)	50,182
Interest expense, net	152,690	143,642	113,149
Income tax expense (benefit)	16,916	(92,655)	107,001
Amortization of debt issuance costs	(7,910)	(5,418)	(3,710)
Other expense, net (2)	28,547	27,307	4,440
Interest accretion on notes payable	(1,107)	(1,203)	(1,325)
Changes in deferred income taxes	(27,225)	86,546	(90,192)
Impact of Fresh Start valuation adjustments (3)	—	—	6
Third party interest in EBITDA of certain operations (5)	(41,766)	(41,288)	(40,753)
Capital expenditures, net of property insurance recovery	(69,733)	(108,597)	(142,907)
Cash paid for interest, net	(154,534)	(99,257)	(108,564)
Cash taxes (6)	(2,104)	(7,852)	(30,303)
Adjusted Free Cash Flow (7)	$138,055	$(336,100)	$269,010

Weighted-average common shares outstanding - basic:	85,453	84,687	84,242

(1)	Revenues and expenses of international operations are converted into U.S. dollars on an average basis as provided by GAAP.

(2)	Amounts recorded as “Other (income) expense, net” include amounts related to our transformation initiative, including consulting costs, technology modernization costs and employee termination costs. A detail of the amounts recorded for the three and nine months ended October 3, 2021 and September 30, 2020 are included in the above release. See section entitled “Transformation Plan Update” for further reference. Amounts related to our transformation initiative for the twelve months ended October 3, 2021 include consulting costs of 9.0 million, technology modernization costs of 3.6 million, employee termination costs of 4.1 million and non-cash write-offs of ride assets of 0.4 million. Amounts related to our transformation initiative for the twelve months ended September 30, 2020 include consulting costs of 18.3 million, employee termination costs of 1.6 million, and non-cash write-offs of ride assets of 9.4 million.
(3)	Amounts recorded as valuation adjustments and included in reorganization items for the month of April 2010 that would have been included in Modified EBITDA and Adjusted EBITDA, had fresh start accounting not been applied. Balances consisted primarily of discounted insurance reserves that were accreted through the Statement of Operations each quarter through 2018.
(4)	“Modified EBITDA”, a non-GAAP measure, is defined as our consolidated income (loss) from continuing operations: excluding the cumulative effect of changes in accounting principles, discontinued operations gains or losses, income tax expense or benefit, restructure costs or recoveries, reorganization items (net), other income or expense, gain or loss on early extinguishment of debt, equity in income or loss of investees, interest expense (net), gain or loss on disposal of assets, gain or loss on the sale of investees, amortization, depreciation, stock-based compensation, and fresh start accounting valuation adjustments. Modified EBITDA as defined herein may differ from similarly titled measures presented by other companies. Management uses non-GAAP measures for budgeting purposes, measuring actual results, allocating resources and in determining employee incentive compensation. We believe that Modified EBITDA provides relevant and useful information for investors because it assists in comparing our operating performance on a consistent basis, makes it easier to compare our results with those of other companies in our industry as it most closely ties our performance to that of our competitors from a park level perspective and allows investors to review performance in the same manner as our management.

"Adjusted EBITDA", a non-GAAP measure, is defined as Modified EBITDA minus the interests of third parties in the Adjusted EBITDA of properties that are less than wholly owned (consisting of Six Flags Over Georgia, Six Flags White Water Atlanta and Six Flags Over Texas). Adjusted EBITDA is approximately equal to “Parent Consolidated Adjusted EBITDA” as defined in our secured credit agreement, except that Parent Consolidated Adjusted EBITDA excludes Adjusted EBITDA from equity investees that is not distributed to us in cash on a net basis and has limitations on the amounts of certain expenses that are excluded from the calculation. Adjusted EBITDA as defined herein may differ from similarly titled measures presented by other companies. Our board of directors and management use Adjusted EBITDA to measure our performance and our current management incentive compensation plans are based largely on Adjusted EBITDA. We believe that Adjusted EBITDA is frequently used by all our sell-side analysts and most investors as their primary measure of our performance in the evaluation of companies in our industry. In addition, the instruments governing our indebtedness use Adjusted EBITDA to measure our compliance with certain covenants and, in certain circumstances, our ability to make certain borrowings. Adjusted EBITDA, as computed by us, may not be comparable to similar metrics used by other companies in our industry.

(5)	Represents interests of non-controlling interests in the Adjusted EBITDA of Six Flags Over Georgia, Six Flags Over Texas and Six Flags White Water Atlanta.
(6)	Cash taxes represents statutory taxes paid, primarily driven by Mexico and state level obligations. Based on our current federal net operating loss carryforwards and reduced operations due to the COVID-19 pandemic, we anticipate paying minimal federal income taxes in 2021 and do not anticipate becoming a full cash taxpayer until at least 2024. During the years 2021 through 2024, we have significant federal operating loss carryforwards which will offset the majority of our taxable income.
(7)	Management uses Adjusted Free Cash Flow, a non-GAAP measure, in its financial and operational decision making processes, for internal reporting, and as part of its forecasting and budgeting processes as it provides additional transparency of our operations. Management believes that Adjusted Free Cash Flow is useful information to investors regarding the amount of cash that we estimate that we will generate from operations over a certain period. Management believes the presentation of this measure will enhance the investors' ability to analyze trends in the business and evaluate the Company's underlying performance relative to other companies in the industry. A reconciliation from net cash provided by (used in) operating activities to Adjusted Free Cash Flow is presented in the table above. Adjusted Free Cash Flow as presented herein may differ from similarly titled measures presented by other companies.